                                                                    EXHIBIT 12.1

              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                  FISCAL YEAR ENDED
                                           ------------------------------------------------------------------
                                           DECEMBER 28,  JANUARY 3,   JANUARY 2,  DECEMBER 31,   DECEMBER 30,
                                              1997          1999         2000        2000           2001
                                           ------------  ----------   ----------  ------------   ------------

Earnings before income taxes and
  fixed charges:
  Income from continuing operations
     before income taxes                   $   (2,748)   $    5,839   $   17,189   $   26,997   $    4,158

  Add interest on indebtedness, net            12,400        16,906       20,446       29,040       26,665
  Add amortization of debt expense                 --           510          695        1,079        1,216
  Add estimated interest factor
     for rentals                                5,867         7,442        6,100        7,529        8,041
                                           ----------    ----------   ----------   ----------   ----------

Earnings before income taxes and
  fixed charges                            $   15,519    $   30,697   $   44,430   $   64,645   $   40,080
                                           ==========    ==========   ==========   ==========   ==========


Fixed charges:
  Interest on indebtedness                 $   12,400    $   16,906   $   20,446   $   29,040   $   26,665
  Amortization of debt expense                     --           510          695        1,079        1,216
  Estimated interest factor for rentals         5,867         7,442        6,100        7,529        8,041
                                           ----------    ----------   ----------   ----------   ----------

                                           $   18,267    $   24,858   $   27,241   $   37,648   $   35,922
                                           ==========    ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                (a)           1.2          1.6          1.7          1.1

(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997